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                                                                  Exhibit 3.22.1

                               OPERATING AGREEMENT

                                       OF

                        ATLANTA-HILLSBORO LODGING, L.L.C.

ANY SECURITIES CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED, IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 10-5-9(13) OF SUCH ACT. IN ADDITION, THE SECURITIES CREATED BY THIS AGREEMENT, IF ANY, HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION SET FORTH IN THE SECURITIES ACT OF 1933 PROVIDED BY SECTION 4(2) THEREOF, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSIONS OF CERTAIN STATES IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION. THE EQUITY INTERESTS CREATED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, OR TRANSFERRED, EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.
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                               OPERATING AGREEMENT

                                       OF

                        ATLANTA-HILLSBORO LODGING, L.L.C.

      This Operating Agreement is entered into and shall be effective as of this ___ day of May, 1998, by and among the signatory hereto which is the sole member (together with any other or successor members hereafter admitted to the Company, the "Members") of Atlanta-Hillsboro Lodging, L.L.C., a Georgia limited liability company (the "Company").

      WHEREAS, the parties hereto desire to organize and operate a limited liability company under the provisions of the Georgia Limited Liability Company Act (the "Act"), O.C.G.A. Section 14-11-100 et seq. and in accordance with the terms and subject to the conditions set forth in this Agreement;

                                    AGREEMENT

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

                                    SECTION I

                    FORMATION, NAME, ARTICLES, PURPOSE, ETC.

      1.1 Formation and Name.

      The sole member hereof does hereby agree to the formation and organization of a Georgia limited liability company, to be known as "Atlanta-Hillsboro Lodging, L.L.C.," pursuant to O.C.G.A. Section 14-11-100 et seq. on the terms and conditions hereinafter set forth. The Company shall be managed by Robert S. Cole, an individual, resident of the State of Georgia. Additional Managers may be appointed in accordance with Section VIII herein, and any Manager or Additional Manager may resign or be removed as provided in said Section. The Articles of Organization of the Company shall expressly provide that management of the Company is vested in one or more managers, as permitted by O.C.G.A.
Section 14-11-204(b)(1) of the Act, and is not vested in any of the Company's Members.

      1.2 Articles.

      The Manager has caused to be executed and filed with the Secretary of State of Georgia

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on May 14, 1998, the Articles of the Company.

      1.3 Membership Interests.

      The Company is authorized to issue One Hundred (100) Ordinary Membership Interests (individually, an "Ordinary Unit" and collectively, the "Ordinary Units"). No other classes or categories of Membership Interest may be issued by the Company except as may otherwise be permitted by this Agreement. The Company will not issue certificates evidencing ownership of such Membership Interests to the Members. The Company shall maintain records setting forth, among other things, the name of the person who is the registered owner of a Membership Interest, the number of units of Membership Interest owned by such person, the type of Membership Interest owned by such Member, and the date such Membership Interest was acquired by such Member, and the date, if applicable, such Membership Interest was transferred by such Member and to whom such Membership Interest was transferred by such Member.

      1.4 Registered and Principal Office.

      The registered office of the Company in the State of Georgia shall be at c/o CT Corporation System, 1201 Peachtree Street, N.E., Atlanta, Georgia 30361, and the principal office and principal place of business of the Company shall be at 1601 Belvedere Road, West Palm Beach, Florida 33406, but substitute or additional places of business may be established at such other locations as may, from time to time, be determined by the Manager(s). The Company, through its Manager may qualify the Company to do business in the State of Oregon and take such steps and actions as required to effect such qualification. The Manager(s) shall promptly give notice to the Members of any change in the principal office or place of business.

      1.5 Name and Address or Place of Residence of Manager(s) and Registered
Agent:

            (a) The name and address of the Person who has, initially, been appointed as the Manager of the Company are as follows:

                  Robert S. Cole
                  c/o Impac Hotel Group, L.L.C.
                  Two Live Oak Center, Suite 700
                  3445 Peachtree Road, N.E.
                  Atlanta, Georgia 30326

            (b) The name and place of legal residence of each of the Members are set forth in Exhibit "A" attached hereto and made a part hereof. The Members, who are so identified on the date hereof, are hereby admitted as Members. Any change in interests shall be reflected in an amendment to Exhibit "A". All references in this Agreement to Exhibit "A" mean Exhibit "A" as in effect at the relevant time, including any amendments thereto.

            (c) The name and address of the registered agent for service of process in the State of Georgia are as follows:

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                  CT Corporation System
                  1201 Peachtree Street, N.E.
                  Atlanta, Georgia 30361

      1.6 Term.

      The Company became effective upon the execution of the Articles and the accomplishment of all filings required for a limited liability company under the laws of the State of Georgia, and shall terminate on December 31, 2030, unless the Company is sooner dissolved in accordance with other provisions of this Agreement.

      1.7 Purpose.

      The purpose of the Company is: (i) to acquire, develop, construct, own, operate and lease, directly or indirectly, a full-service hotel in the City of Hillsboro, Washington County, Oregon (the "Project"), and all assets related to the operations of the Project; and (ii) for all such other purposes permitted under Georgia law as may be necessary or appropriate in furtherance of the purposes identified in item (i). The Company is organized for no other purpose than as set forth in this Article 1.7.

      1.8 Authority.

      In order to carry out its purpose, the Company is authorized, subject to other provisions of this Agreement, to do any and all acts and things directly or indirectly, through it Manager(s), necessary, advisable or incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Company, including, but not limited to, the following:

            (a) To acquire, own, maintain, operate, and lease, directly or indirectly, the Project or any other property, or to sell all or any part thereof;

            (b) To, directly or indirectly, borrow money and issue evidence of indebtedness in furtherance of the Company business and secure any such indebtedness by mortgage, pledge, or lien on the Project or other property;

            (c) To, directly or indirectly, operate and maintain the Project or other property of the Company, including entering into agreements (either directly or through an Affiliate) with managing agents for the management of the Project, including, without limitation, a property management agreement with Impac Hotel Management, L.L.C., a Georgia limited liability company ("IHM"), or with an Affiliate of any Member of the Company, to manage the day-to-day operations of the Project; the management fee with respect to the Project under such agreement shall not exceed four (4%) percent of gross income ("Management Fee");

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            (d) To, directly or indirectly, negotiate for and conclude agreements for the sale, exchange, lease, or other disposition of all, substantially all, or any portion of the Project, or other property of the Company, or for the refinancing of any mortgage loan on the property of the Company;

            (e) To, directly or indirectly, prepay, in whole or in part, refinance, recast, increase, modify or extend any mortgage, and in connection therewith to execute any extensions, renewals or modifications thereof;

            (f) To enter into any other kind of activity and to, perform and carry out contracts of any kind, including contracts with Affiliates, necessary to, or in conjunction with or incidental to, the accomplishment of the business and any of the purposes of the Company; or

            (g) To enter into an indemnification agreement with Cole or any other person appointed a Manager of the Company in accordance with the provisions of Section VIII.

      1.9 Books and Records.

      The Manager(s) shall maintain at the Company's principal office the following records: (a) a current, alphabetical, and separate listing of all Members of the Company, including their full names and last known business addresses; (b) copies of the Company's Articles and any amendments thereto; (c) copies of the Company's four most recent years' federal, state and local income tax returns; (d) copies of the current written Company Agreement; (e) any merger agreement in which the Company is the surviving entity; and (f) financial statements for the Company's four most recent Fiscal Years. The Company's Members may inspect and copy, at the Member's expense, these records at the Company's principal office during normal business hours.

      1.10 Definitions.

      Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule 1.10, which is incorporated herein by this reference.

                                   SECTION II

                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

      2.1 Contributions of the Members.

      Subject to the conditions hereinafter set forth in Section 2.4 below, each Member shall pay or contribute to the Company the amount of money or other property set forth opposite his name on Exhibit "A." A Member shall not be required to make any additional Capital Contributions to the Company other than the Capital Contributions set forth on Exhibit "A" unless such Member otherwise agrees to make additional Capital Contributions in accordance

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with the provisions of Sections 2.7.

      2.2 Capital Accounts.

      A Capital Account shall be maintained for each Member. Capital Accounts shall be increased by:

            (a) The amount of money and the Asset Value of property (net of liabilities that the Company assumes or takes subject to under Section 752 of the Code) contributed by the Member; and

            (b) The amount of any Company Profit allocated to the Member; and shall be decreased by:

            (c) The amount of money and the Asset Value of property (net of liabilities that the member assumes or takes subject to under Section 752 of the Code) distributed to the Member by the Company;

            (d) Allocations to the Member of Company expenditures that are not deductible in computing Company Profit or Company Loss and that are not capital expenditures; and

            (e) Allocations to the Member of Company Loss.

      2.3 Compliance with Treasury Regulation 1.704-1(b)(2)(iv).

      The manner in which Capital Accounts are to be maintained pursuant to this Agreement are intended to comply with the requirements of Treasury Regulation 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such regulation throughout the full term of this Agreement. The following special allocations shall be made in the following order:

            (a) Minimum Gain Chargeback. If there is a net decrease in Company minimum gain during the year, each Member shall be specially allocated items of Company income and gain for the year (and, if applicable, subsequent years) equal to such Member's share of the net decrease in Company minimum gain. This allocation shall be defined, interpreted and determined in accordance with applicable Treasury Regulations.

            (b) Member Minimum Gain Chargeback. If there is net decrease in Member minimum gain attributable to a Member non-recourse debt during the year, each Member with a share of the Member minimum gain shall be specially allocated items of Company income and gain for the year equal to such Member's share of the decrease in Member minimum gain attributable to such Member. This allocation shall be defined, interpreted, and determined in accordance with applicable Treasury Regulations.

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            (c) Qualified Income Off-Set. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4)-(6), items of Company income and gain shall be specially allocated to each Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the negative Capital Account balance of such Member as quickly as possible. This allocation shall be made only if a Member would have a negative Capital Account balance after all other allocations in this Section II are made.

      2.4 Limited Liability of Members.

      No Member shall be liable for any of the losses, debts, liabilities, or obligations of the Company or be required (except as provided in Section 2.7 hereof) to contribute any capital beyond his required Capital Contribution or to lend any funds to the Company except that a Member may be required by law pursuant to the Act to return all or a portion of his Capital Contribution which has been distributed to him.

      2.5 Withdrawal of Capital.

      No Member shall be entitled, without the consent of the Manager(s), to withdraw any part of his Capital Contribution prior to the dissolution and liquidation of the Company, except that distributions made in accordance with
Section III may represent in whole or in part a return of capital. Neither the Company nor its Manager(s) guarantees that the Company's assets will be sufficient to repay in whole or in part each Member's Capital Contributions. No interest shall be paid on any capital contributed to the Company.

      2.6 Member Loans.

      Loans by any Member shall not be considered a part of a Member's Capital Contributions and the repayment of any loan from a Member shall not be subject to the restrictions on repayment of Capital Contributions set forth in this Agreement.

      2.7 Additions to Company Capital.

      The Manager(s) may from time to time determine that additional capital is required in order to improve or continue the ownership and operation of the Project, or to improve, or rehabilitate, directly or indirectly, the Project or any portion of the Project. Upon such a determination, additional funds may be obtained at the option of the Manager(s), in its (their) sole discretion, in the following manner, directly or indirectly, from the following sources, without any authorization from the Members, and such sources may be utilized as necessary, in any order or priority by borrowing from:

            (a) commercial banks;

            (b) other prime lenders;

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            (c) other Members; or

            (d) lenders other than prime lenders (including loans secured by secondary financing against the property).

      In the event that the Manager(s), in its (their) sole discretion, determine(s) that the most desirable source for additional capital is additional Capital Contributions from existing Members or from the admission of new Members, the Manager(s) shall raise such additional Capital Contributions through the issuance of additional Membership Interests in accordance with the provisions of Section 9.1 of this Agreement; provided, however, before any additional Capital Contributions are obtained through the admission of new Members, the Company, through its Manager(s), shall offer the opportunity to make such additional Capital Contributions and to receive additional Units of the Company, to the existing Members pro rata based upon the number of Units held by each Member. The existing Members shall have fifteen (15) days after the receipt of information regarding the proposal regarding the use of the additional Capital Contributions and the Units to be issued ("Notice Period"), to agree to make such additional Capital Contributions and shall be obligated to fully fund such additional Capital Contributions within seven (7) days following the Notice Period. If one or more of the existing Members do not decide to make his or their additional Capital Contribution(s), or fail to fully fund his or their additional Capital Contribution(s) in the time period set forth in the preceding sentence, the Company may admit new Members in order to raise the required amount of additional Capital Contributions.

      2.8 No Rights in Third Parties.

      The provisions of this Agreement are for the benefit of the Company and the Members, and are not intended to be for the benefit of any person to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Company or any Member, and no creditor or other person shall obtain any rights under such provisions or solely by reason of such provisions.

                                   SECTION III

                            DISTRIBUTIONS TO MEMBERS

      3.1 General Rules.

      Any distribution to be made under this Section III shall be made to the registered holder of the Membership Interest, at such holder's last reported address, as recorded on the Company's books and records, as of the date of such distribution, unless such distribution is otherwise required by law to be made to a third-party. The determination of the amount of any distribution that a Member may otherwise be entitled to under this Section III shall be based upon the class and number of units recorded as owned, as reported on the Company's books and records, as of the date of such distribution. The Manager(s) and the Company shall incur no liability for making distributions in accordance with the provisions of the preceding sentences, whether or not the Manager(s) or the Company has knowledge or notice of any Transfer of ownership of a Membership Interest.


      3.2 Distributions With Respect to Ordinary Units.

      It is the intention of the Company that the Manager(s) will distribute to the Company's (Members holding Ordinary Units, on a quarterly basis, the net cash flow of the Company and within thirty (30) days after any sale, exchange, assignment, transfer, or other disposition by the Company of the Project or any other property of the Company (each event being referred to herein as a "Conveyance Event"), the net proceeds realized by the Company as a result of a Conveyance Event, after reduction for any debt service due with respect to indebtedness of the Company and/or for reserves the Manager(s) may reasonably determine is necessary for the operation of the Company. Accordingly, any distributions made by the Company's Manager(s), shall be at his (their) discretion as to timing, amount, and source of the funds, pro rata based upon the number of Ordinary Units owned by each Member.

      3.3 Restrictions on Distributions.

      Notwithstanding anything to the contrary in this Section III, the Manager(s) may not make any distribution with respect to the Company's Membership Interests if such distribution is otherwise prohibited by, or in contravention of, any of the terms of any deed to secure debt, loan agreement or similar document to which the Company is a party.

      3.4 No Interest on Distributions.

      If any Member shall not withdraw (because the Company is unable to deliver such distribution in accordance with Section 3.1 or otherwise) the whole or any part of his share of any distribution to which such Member is entitled under this Section III, such Member shall not be entitled to receive any interest thereon; nor shall any such sum(s) not withdrawn be deemed an increase in such Member's share of the capital of the Company without the express written consent of all other Members.

                                   SECTION IV

                        ALLOCATION OF PROFITS AND LOSSES

      4.1 Ordinary Units.

            (a) The Company Profits and Company Losses shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of such year.

            (b) After giving effect to the special allocations in Section 4.1(b)(i), (ii) and

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      (iii) below, all Company Profits and Company Losses for each Fiscal Year shall be allocated to the Members owning Ordinary Units pro rata based upon the number of Ordinary Units owned by each Member.

                  (i) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Member in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulation.

                  (ii) Section 704(c) of the Code. Notwithstanding the
            foregoing, in the event Section 704(c) of the Code or Section 704(c) principles applicable under any Treasury Regulation promulgated under Section 704(b) of the Code, require allocations of Company Profit or Company Loss in a manner different than set forth above, the provisions of Section 704(c) and any applicable Treasury Regulation promulgated under Section 704(c) of the Code shall control such allocations. Allocations pursuant to Section 704(c) shall be made for tax purposes only and shall not affect any Member's Capital Account. The Manager(s) shall select any method for making allocations under Code Section 704(c) as described in Treasury Regulation Section 1.704-3(b) or any successor regulatory provision thereto.

                  (iii) Regulatory Allocations. It is the intention of the
            Company that the allocations hereunder comply with the provisions of
            Section 704(b) of the Code and the Treasury Regulations promulgated from time to time thereunder so that the allocations made hereunder will be deemed to have "substantial economic effect" as provided therein. To the extent special allocations of Company Profit or Loss are required to be made to comply with the requirements thereof, and which are not otherwise provided for herein, such special allocations shall be made in the manner set forth in the Code and Regulations, as determined in good faith by the Manager(s). To the extent any such special allocations are made, subsequent allocations of Company Profit and Company Loss shall be made to offset any economic distortion caused by such special allocations, as determined by the Manager(s) in good faith.

      4.2 Allocations Among Members.

      Whenever a proportionate part of the Company Profit or Company Loss is credited or charged to a Member's Capital Account, every item of income, gain, loss, deduction or credit entering into the computation of such Company Profit or Company Loss, or applicable to the period during which such Company Profit or Company Loss is realized, shall be considered credited or charged, as the case may be, to such account in the same proportion. As between a Member and his transferee, unless otherwise agreed by them, Company Profits and Company Losses for any Fiscal Year shall be allocated on a daily basis, and the transferee shall be allocated Company Profits and Company Losses with respect to the period commencing with the day of transfer.

                                    SECTION V

                    RIGHTS, POWERS, AND DUTIES OF MANAGER(S)

      5.1 Rights and Powers of Manager(s).

      Except as may be expressly limited by other provisions of this Agreement, the Manager(s) shall have complete authority over and exclusive control and management of the business and affairs of the Company and shall devote such time to the Company as may be reasonably required for the achievement of its purposes. If not otherwise specifically stated, and except as specifically authorized in Section 1.7, the references to action by the Manager(s) or by the Company shall mean only action as provided in this Section 5.1. In connection with the management of the business and affairs of the Company, the Manager(s) may employ on behalf of the Company any other persons to perform services for the Company, including persons employed by, affiliated with, or related to any Manager. The Manager(s), in his (their) sole discretion, shall have the fullest power and authority permitted by law, and without limiting its authority and powers, the Manager(s), shall have the right, if, as and when he (they) deem(s) necessary or appropriate, on behalf of the Company, subject only to the terms and conditions of this Agreement:

            (a) To acquire, operate, maintain, and improve (including capital expenditures of, any type) the Project or any other property in such manner and on such terms and conditions as the Manager(s) shall deem necessary or appropriate;

            (b) To exercise for the Company any and all rights, privileges, and powers available to the Company as holder of any Company property including, without limitation, the refinancing, replacement, renewal, consolidation, extension, modification and creation of encumbrances, mortgages, deeds of trust, deeds to secure debt, security agreements and other secured indebtedness on the Company property or any part thereof, and the modification, cancellation, extension or waiver of instruments, rights, options, and obligations pertaining to or affecting the Company property or any part thereof, all upon such terms and conditions as it deems proper;

            (c) To borrow money for Company purposes, and in connection with such borrowing to execute promissory notes on behalf of the Company; to mortgage, pledge or otherwise encumber the property and assets held by the Company to secure the obligations of the Company, and in connection with any such mortgage, to grant a confession of judgment on the part of Company and include in such mortgage, pledge or other instrument of security, such provisions as may be required by any Lender;

            (d) To consent to the initial execution, modification, renewal or extension of any obligations, whether or not secured, or of any guarantees, or of any terms or provisions of any such guaranty, or to the release of any obligor under any such guaranty; to institute or refrain from instituting suits or actions against such obligor; and to pay or to abstain from the payment of taxes, water rents, sewer charges, assessments, mortgage payments, insurance premiums, and maintenance expenses, all at such time or times and upon such terms and conditions and under such circumstances as the Manager(s), in its (their) sole discretion, shall deem proper;

            (e) To adjust, compromise, settle or refer to arbitration any claims in favor of or against the Company or any nominee of the Company or any property held by the Company or its nominee, and to institute, prosecute and defend any legal proceedings or arbitration proceedings as the Manager(s) shall deem advisable;

            (f) To perform or cause to be performed all of the Company's obligations under any agreement to which the Company is a party;

            (g) To execute, acknowledge and deliver any and all instruments in connection with any or all of the foregoing;

            (h) To expend the capital and revenues of the Company in furtherance of the Company's business;

            (i) To sell, transfer, assign, convey, trade, exchange, or otherwise dispose of all or any portion of the Project or any other real or personal property of the Company upon such terms and conditions and for such consideration as the Manager(s) deem(s) appropriate;

            (j) To enter into any agreement for the merger, reorganization, or consolidation of the Company with any other legal entity as may be permitted by law, to consummate, in accordance with the terms of such an agreement, the merger, reorganization, or consolidation of the Company, and through its Manager(s) and Officers, who are hereby authorized and so directed, to take all acts and file all documents necessary or required to effectuate such merger, reorganization, or consolidation;

            (k) To delegate all or any of its duties hereunder and in furtherance of any such delegation to appoint, employ, or contract with any person the Manager(s) may in his (their) sole discretion deem necessary, including entities owned or controlled by the Manager(s) (including Affiliates of the Manager(s)), or desirable for the transaction of the business of the Company, which persons may, under the supervision of the Manager(s), perform any of the following or other acts or services for the Company as the Manager(s) may approve, provided, however, that the Manager(s) shall continue to be primarily responsible for the performance of all such obligations; serve as the Company's advisor and consultant in connection with policy decisions made by the Manager(s); act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity deemed by the Manager(s) necessary or desirable; investigate, select and, on behalf of the Company, conduct relations with persons acting in such capacities and pay appropriate fees to, and enter into appropriate contracts with, or employ, or retain services performed or to be performed by, any of them in connection with any of the Company's properties; and perform or assist in the performance of administrative or managerial functions necessary in the management of the Company;

            (l) To terminate, modify, enforce, continue or otherwise deal with any note and mortgages, to refinance or sell the Project or other Company property, and to take any other action with respect to agreements made between the Company and a lender or any Affiliate thereof;

            (m) To exercise all decision-making authority and other powers on behalf of the Company in its capacity as a member, partner, or shareholder of any Affiliate; and

            (n) To, generally possess and exercise any and all of the rights, powers and privileges of a Manager(s) under the laws of the State of Georgia.

      5.2 Duties.

      The Manager(s) shall manage and control the Company, its business and affairs, in order to carry out the business of the Company as set forth herein. The Manager(s) shall devote itself (themselves) to the business of the Company to the extent it deems necessary to conduct it and shall render to the Members, whenever reasonably requested by any of them, a just and faithful account of all dealings and transactions in relation to the business of the Company. The Manager(s) shall execute such further documents and take such further action as shall be appropriate to comply with the requirements of the Act or other laws by which the Company is bound. The Manager(s) shall not be required to devote full time to such duties.

      5.3 Officers.

      In order to more efficiently perform his (their) duties and obligations under this Agreement, the Manager(s) and the other Members hereby consent to the appointment, upon execution of this Agreement, of Robert S. Cole to serve as President of the Company and Robert M. Flanders to serve as Vice-President, Secretary, and Treasurer of the Company. The President shall have the authority, to the full and same extent as, that which has been conferred on the Manager(s) by this Agreement, and shall be subject to the same limitations that are otherwise imposed under this Agreement on the Manager(s). The Vice-President shall have the authority to exercise the powers of the President in the absence or unavailability of the President, and shall have such other powers and authority as the President or the Manager(s) shall delegate to him from time to time. The Secretary shall keep minutes of all meetings of the Members, and have charge of the minute books and all other records (other than financial records) of the Company, and shall perform such other duties and have such other powers as may be delegated to him or her by the President from time to time. The Treasurer shall be charged with the management of the financial affairs of the Company, including the maintenance of the Company's bank accounts and other financial books and records and shall perform such other duties and have such other powers as may be delegated to him or her by the President from time to time. The President of the Company shall be permitted to appoint Officers of the Company at such time as the President determines that the appointment of such Officer(s) is necessary, otherwise helpful, or expedient in running the affairs of the Company. Such appointment shall be evidenced by written consent action of the President which sets forth the title(s) of such Officer(s), the authority and responsibilities of such Officer(s), and the compensation of such Officer(s). Once appointed, an officer of the Company shall serve until such time as he or she is removed from such office by the President of the Company. The President shall serve until such time as he or she is removed from such office by the Manager(s) of the Company.

      5.4 Dealings with Third Parties.

            (a) All rights and powers of the Company generally and as specifically enumerated above, may be exercised by the Manager(s) or the Company's Officers, and any party dealing with the Company may rely upon the actions of the Manager(s) or the Company's Officers exercising the rights and powers authorized by this Agreement. No party dealing with the Manager(s) or any officer of the Company shall be obliged to see to the application of any money or property loaned, paid, or transferred to the Manager(s) or any officer to see that the terms of this Agreement are complied with, or to determine whether any action or failure to act on the part of the Manager(s) or Officer is in accordance with or authorized by the terms of this Company. Every instrument executed by the Manager(s) or Officer shall be conclusively interpreted in favor of every person acting thereon that (i) at the time of the delivery of such instrument this Company was in full force and effect; (ii) said instrument was issued in accordance with the terms and provisions of this Company; (iii) the Manager(s) was duly authorized and empowered to execute such instrument. The receipt given by it shall discharge said party or parties, and they shall not be bound to see to the application of any such money or property or be answerable for the loss or misapplication thereof.

            (b) Should anyone ever question the authority of the Manager(s) or an Officer of the Company to do any of the things provided in this Section, and thereby bind the Members, and specifically including the Manager'(s') or President's authority to borrow money on behalf of the Company or to mortgage, pledge, or otherwise encumber the property and assets of the Company, except as provided in Section 5.4 herein, then and in that event, the Members do by these presents hereby name, constitute and appoint the Manager(s), as their agent and attorney-in-fact, with full and complete authority to do any and all of the things specified in this Section, including, but not limited to, authority to confess judgment and waive appraisement, insofar as the same affects said constituent, or the said Company, or any rights or interests that it may have in any property, real, personal or mixed, to the same extent as though said constituent personally executed the said instrument, and for the further purposes and to the same extent as hereinafter set forth in Section XIV.

      5.5 Restrictions on Authority of Manager(s) and the Company.

      Each Member executing this Agreement hereby specifically waives any right that may be provided under the Act to such Member to approve, to vote on, or to consent to any action that may be taken by the Company, through its Manager(s) and/or Officer(s) in furtherance of any Company matter and specifically agrees that such rights of such Member (other than a Member who also is a Manager or an Officer) with respect to approval, the right to vote on, or consent to any action the Company may take, through its Manager(s) or Officers, on any matter arising in connection with the business and affairs of the Company shall be limited specifically to only the following actions and Company matters:

            (a) Notwithstanding any other provision to the contrary in this Agreement, the Manager(s) and Officers may not take any of the following actions:

                  (i) do any act in contravention of this Agreement or the
            Company's Articles;

                  (ii) do any act which would make it impossible to carry on the ordinary business of the Company, except as contemplated in this Agreement;

                  (iii) file any voluntary bankruptcy petition on behalf of the
            Company, consent to the appointment of any receiver, custodian, or trustee, or execute or deliver any assignment for the benefit of the creditors of the Company;

                  (iv) possess Company property or assign the rights of the
            Company in specific property for other than a Company purpose; or

                  (v) admit a person as a Member except as otherwise provided in this Agreement; or

                  (vi) knowingly or willingly consent to any act (except an act expressly permitted by this Agreement) which would cause the Company to become an association taxable as a corporation.

            (b) Notwithstanding the provisions of Section 5.1 through 5.3, the Company, through its Manager(s) and Officers, may only take any of the following actions if the written consent of all the Members is first obtained:

                  (i) participate in any merger, reorganization, or
            consolidation with any other legal entity as may be permitted by law; provided, however, that if such consent is required and obtained, the Company's Manager(s) and Officers may take all actions, on behalf of the Company, in furtherance of such merger, reorganization, or consolidation as may be permitted under Section 5.1(j);

                  (ii) sell, exchange, assign, transfer, lease, or otherwise dispose of all or substantially all of the assets and property of the Company;

                  (iii) offer any Membership Interest of the Company, or any successor security thereto, for sale to the public in an underwritten offering; or

                  (iv) offer additional Membership Interests in the Company or admit additional Members, except as otherwise provided for in
            Section IX.

                  (v) change the franchisor of the Property;

                  (vi) materially modify the franchise agreement relating to the
            Property;

                  (vii) materially modify or amend the property management
            agreement for the Property with IHM, or an affiliate thereof or any affiliate of any Member of the Company, except as may be required by a franchisor or lender related to the Property;

                  (viii) increase, materially modify or recast the provisions of any loan secured by the Project; and

                  (ix) materially amend the Articles of the Company or this
            Operating Agreement except as set forth in Section 15.1 hereof.

      5.6 Compensation of Manager(s).

      Except as expressly provided in this Agreement, the Manager(s) shall not receive any compensation for serving as Manager(s).

      5.7 Tax Matters Partner.

      Robert S. Cole is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder, including, without limitation, the power to retain all attorneys and accountants of his choice and the right to settle any audits without the consent of the Members. The designation made in this paragraph is hereby expressly consented to by each Member as an express condition to becoming a Member.

In the event that Robert Cole no longer is an officer or the initial Manager of the Company, he shall no longer serve as the "Tax Matters Partner" of the Company and a new "Tax Matters Partner" shall be appointed by a Majority of the Members.

                                   SECTION VI

                        LIABILITY AND INDEMNIFICATION OF
                             MANAGER(S) AND OFFICERS

      6.1 Return of Capital Contribution.

      Notwithstanding anything in this Agreement to the contrary, neither the Manager(s) nor the Company's Officers shall be personally liable for the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

      6.2 Liability for Actions or Omissions.

      Neither the Manager(s) nor the Company's Officers shall be liable, responsible or accountable in damages or otherwise to any of the Members or the Company for any act or omission of the Manager(s), or Company's Officer, or any of them, in good faith on behalf of the Company and in a manner reasonably believed by the Manager(s) and/or Company's Officers to be within the scope of the authority granted to the Manager(s) and/or Company Officer by this Agreement. The foregoing shall not relieve the Manager(s) or Company Officer of liability for fraud, gross negligence or willful misfeasance.

      6.3 Indemnification by Company.

            (a) The Company shall and hereby does indemnify, defend and save harmless the Manager(s) and the Company's Officers from and against any claim, loss, expense, liability, action or demand incurred by the Manager(s) or the Company's Officers in respect of any omission to act or of any act performed by the Manager(s) or the Company's Officers, in the good faith belief that he
(they) was acting or refraining from acting within the scope of his (their) authority under this Agreement, on behalf of the Company or in furtherance of the Company's interests, including, without limitation, reasonable fees and expenses of litigation and appeal (including, without limitation, reasonable fees and expenses of attorneys engaged by the Manager(s) and/or the Company's Officers in defense of such act or omission).

            (b) Neither the Manager(s) nor the Company's Officers shall be entitled to any indemnity for any loss sustained or fees or expenses incurred by a Manager(s) or by Company Officer by reason of the fraud, gross negligence or willful misfeasance of a Manager(s) or by the Company Officer.

                                   SECTION VII

                        RIGHTS AND OBLIGATIONS OF MEMBERS

      7.1 Negative Covenants.

      No Member, other than a Manager or Officer who is also a Member, shall:

            (a) Be allowed to take part in the management or control of the Company affairs, or to sign for or bind the Company, such power to vest solely and exclusively in the Manager(s) and the Company's Officers;

            (b) Be entitled to be paid any salary or to have a Company drawing account in his capacity as a Member;

            (c) Withdraw or reduce his Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law; notwithstanding the foregoing, distributions made in accordance with
      Section III which represent in whole or in part a return of capital shall not be considered to be a withdrawal or reduction of a Member's Capital Contribution under this Section 7.1(c);

            (d) Cause the termination or dissolution of the Company by consent or otherwise such right being specifically waived by the Members; or

            (e) Demand or receive property other than cash in return for his Capital Contribution.

      7.2 [OMITTED]

      7.3 Voting Rights.

      Each Member executing this Operating Agreement hereby specifically waives any rights to consent to, vote upon, or approve of any actions that may be taken by the Company, through its Manager(s) and Officer(s), that may be provided to such Member by or under the Act, and hereby specifically acknowledges that, in lieu of any such rights to consent to, vote upon, or approve of any actions that may be taken by the Company, the Member's rights shall be limited to the rights that are otherwise provided to such Member under the terms of this Agreement.

      7.4 Representations and Warranties.

            (a) Each Member executing this Agreement represents to the Company, as of the date of such execution, that such Member has the full right, power and authority to enter into and perform the transactions described and obligations set forth in this Agreement, and the entry into this Agreement by such Member does not, and the performance of his obligations under this Agreement will not, violate any law or material agreement with any third party to which such Member or his property or assets are bound.

            (b) Each Member warrants and represents that (i) he is acquiring his Membership Interest in the Company for investment purposes only and exclusively for his own account, and that he has no agreement, understanding, arrangement or intention to divide or share ownership of his Membership Interest with anyone else or to resell, transfer or dispose of all or any portion of such Interest to any other person, and that (ii) he is an "accredited investor" as defined in
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated thereunder.

            (c) Each Member acknowledges:

                  (i) that he and/or his purchaser representative (if any) have such knowledge and experience in financial and business matters that he is or they are capable of evaluating the merits and risks of the investment involved in the purchase of a Membership Interest in the Company and has so evaluated same;

                  (ii) that he is aware that this investment is speculative and represents a substantial risk of loss;

                  (iii) that he is able to bear the economic risk of such investment, even if it involves a complete loss of this investment;

                  (iv) that in connection with his purchase of Membership Interests in the Company, he has been fully informed as to the circumstances under which he is required to take and hold such Membership Interests pursuant to the requirements of the Securities Act, and applicable state securities or "Blue Sky" laws; and

                  (v) that the Manager(s) has informed him that his Membership Interests are not registered under the Securities Act or any Blue Sky law and may not be transferred, assigned or otherwise disposed of unless such Membership Interests are subsequently registered under the Securities Act and any applicable Blue Sky laws, or exemptions from such registration requirement are then available.

            (d) Each Member understands:

                  (i) that the Company and the Manager(s) is under no obligation to register such Membership Interests under the Securities Act or under any Blue Sky law or to comply with any applicable exemption under the Securities Act or under the Blue Sky law with respect to such Membership Interests; and

                  (ii) that the Company will not be required to supply him with any information necessary to enable him to make a sale of such Membership Interests pursuant to Rule 144 under the Securities Act (assuming such Rule is applicable and is otherwise available to him with respect to such Membership Interests).

                                  SECTION VIII

                      APPOINTMENT AND REMOVAL OF MANAGER(S)

      8.1 Appointment of Initial Manager(s).

      By executing this Agreement, the Members hereby affirm the appointment of Robert S. Cole as the initial Manager of the Company with all the rights, duties, responsibilities and obligations set forth herein.

      8.2 Appointment of Additional or Successor Manager(s).

      The Members shall have the authority to appoint such additional persons as additional or successor Managers of the Company; provided, however, that, during any period in which Robert S. Cole is a Manager of the Company, Robert S. Cole shall hold ultimate decision-making authority vis-a-vis the other Manager(s) and none of the other Manager(s) shall possess any of the voting, approval, or consent rights.

      8.3 Voluntary Withdrawal of a Manager.

      A Manager may Voluntarily Withdraw from the position of Manager upon thirty (30) days written notice to the Company. If a Manager Voluntarily Withdraws as a Manager and there are no other Managers of the Company, the Members owning a Majority of the Ordinary Units shall elect one or more new Managers.

      8.4 Involuntary Withdrawal of a Manager.

      A Manager of the Company can be removed at any time with the consent of a majority of the Members owning Ordinary Units.

                                   SECTION IX

                  ISSUANCE AND TRANSFER OF MEMBERSHIP INTERESTS

      9.1 Issuance of Ordinary Units.

      The Company, through its Manager(s), is authorized to issue the number of Ordinary Units to the Members as set forth on Exhibit "A" in connection with and upon consummation of the organization of the Company and the acquisition of the Project. When, in the discretion of the Company's Manager(s), the Manager(s) determine(s) that additional capital is required for one of the purposes set forth in Sections 1.7 and 2.7 of the Agreement, the Company, in its discretion may issue additional Ordinary Units in the manner set forth in Section 2.7.

      9.2 Effect of a Transfer of a Member's Interest in the Company.

      The Withdrawal of a Member, the admission of a Member, or the assignment by a Member of all or a portion of his Membership Interest shall not cause a dissolution or termination of the Company.

      9.3 Effect of Death, Etc. of a Member on the Company.

      The death, bankruptcy, or adjudication of incompetence of a Member, the Voluntary Withdrawal of a Member, Involuntary Withdrawal of a Member, or any other event of disassociation under the Act shall not cause a dissolution or termination of the Company.

      9.4 Transfer of Membership Interests.

            (a) Requirement for Transfer. Except as otherwise provided in this Agreement, a Member or the transferee of a Member may Transfer all or part of his Membership Interest only with the consent of the other Members, provided that, unless otherwise consented to by the Manager(s), (i) the transferee, if an individual, is at least 21 years of age, (ii) the transferee executes an instrument reasonably satisfactory to the Manager(s) accepting and adopting the provisions and agreements set forth herein, and (iii) the Manager(s) shall consent to such Transfer, which consent may be given or withheld in the Manager(s)'s sole discretion; provided, further, that such consent shall be withheld if the transferor Member does not obtain a legal opinion, acceptable to counsel for the Company, that (1) such Transfer would not result in the close of the Company's taxable year with respect to all Members, impair the ability of the Company to be taxed as a partnership, cause the termination of the Company within the meaning of Section 708(b) of the Code, or cause the termination of its status as a partnership under the Code, and (2) such Transfer does not violate any provision of any Federal or state securities law. The foregoing transfer restrictions shall not apply to the assignment and transfer of all of the issued and outstanding Membership Interests in the Company to Impac or an Affiliate thereof pursuant to the Buyout Agreement.

            (b) Requirement for Substitution. No transferee of the whole or a portion of a Member's Membership Interest shall have the right to become a Substituted Member in place of his assignor unless and until all of the following conditions are satisfied:

                  (i) A duly executed and acknowledged written instrument of transfer approved by the Manager(s) has been filed with the Company setting forth the intention of the transferor that the transferee become a Substituted Member in his place.

                  (ii) The transferor and transferee execute and acknowledge such other instruments as the Manager(s) may reasonably deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the transferee of the provisions of this Agreement.

                  (iii) The written consent of the Manager(s) to such substitution shall be obtained, the granting or denial of which shall be within the sole and absolute discretion of the Manager(s).

                  (iv) A reasonable transfer fee has been paid to the Company sufficient to cover all reasonable expenses connected with the transfer and substitution.

                  (v) If required, an appropriate amendment of the Articles has been duly filed and recorded. The Manager(s) agree to file such amendment and cause it to be recorded promptly after the conditions specified in subparagraphs (i) through (iv) above have been satisfied.

                  (vi) The Company has received an opinion of counsel, at the request of the Manager(s), satisfactory to the Company and its counsel that such transfer can be made without registration under federal or state Securities Laws together with a written representation and warranty identical to the representation and warranty contained in Section 7.4 in its entirety.

            (c) The Company shall make an appropriate notation on any certificates issued evidencing a Member's Membership Interest in the Company and in the records of the Company describing the limitations on resale contained in this Section 9.4.

            (d) Any Transfer of the Membership Units made or attempted in contravention of the restrictions of this Section 9.4 is void.

      9.5 Effectiveness of Transfer.

            (a) The Transfer by a Member or a transferee of a Member, with the consent of the Manager(s), of all or part of his Membership Interest shall become effective on the first day of the month following receipt by the Manager(s) of evidence of such Transfer in form and substance reasonably satisfactory to the Manager(s) and a transfer fee sufficient to cover all reasonable expenses of the Company connected with such Transfer; provided that, the Manager(s) have consented, if required, to such Transfer in accordance with
Section 9.5; provided further that the Manager(s) may, in their sole discretion, establish an earlier effective date for the Transfer if requested to do so by the transferor or transferee.

            (b) No Transfer of Membership Interests or any part thereof which is in violation of this Section IX shall be valid or effective, and the Company shall not recognize the same for the purposes of allocating Company Profits and Company Losses or making distributions of cash with respect to the units representing such Membership Interests, or part thereof. The Company may enforce the provisions of this Section either directly, or indirectly or through its agents by refusing to register or transfer, or permit the registration or transfer, on its books of any proposed Transfers not in accordance with this Section IX.

            (c) The Company shall, from such time as a Membership Interest is registered in the name of the transferee on the Company's books in accordance with the above provisions and other applicable provisions of this Agreement, pay to the transferee all further distributions or other compensation by way of income or return of capital, on account of the units representing the Membership Interest that has been transferred. Until the registration or Transfer on the Company's books, the Manager(s) may proceed as if no Transfer has occurred.

      9.6 Purchase of Membership Units by a Manager.

      If a Manager acquires a Membership Unit as a Member, said Manager shall, with respect to such Membership Unit, enjoy all of the rights and, except as provided in Section 7.1, be subject to all of the obligations and duties of a Member.

                                    SECTION X

                           DISSOLUTION OF THE COMPANY

      10.1 Dissolution of The Company.

            (a) The Company shall dissolve on December 31, 2030, or upon the earlier occurrence of any of the following events:

                  (i) provided that the requirements, if any, set forth in the Company's Articles are satisfied, upon the mutual written agreement of all the Members setting forth their determination that the Company should be dissolved; or

                  (ii) otherwise by operation of law.

                                   SECTION XI

                             LIQUIDATION OF COMPANY

      11.1 Procedure.

      Upon the dissolution of the Company, the Manager(s) or the person required by law to wind up the Company's affairs shall cause the cancellation of this Agreement and take the following steps and actions:

            (a) a statement of dissolution which complies with the requirements of O.C.G.A. Section 14-11-606 shall be filed with the State of Georgia, and such other filings, notices, and other actions shall be taken as required by Article 6 of the Act;

            (b) a statement setting forth the assets and liabilities of the Company as at the date of dissolution shall be prepared by the Company's accountant or firm of accountants and such statement shall be furnished to all of the Members;

            (c) the assets of the Company shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice; and

            (d) any gain or loss realized by the Company upon the sale or other disposition of its property and assets shall be allocated among the Members in accordance with the provisions of Section IV.

      11.2 Distributions Upon Dissolution.

      The proceeds of sale and all other assets of the Company shall be applied and distributed as follows, and in the following order of priority:

            (a) First, to the creditors of the Company (including the Manager(s) and its (their) affiliates) in payment of the unpaid liabilities of the Company to the extent required under agreements with such creditors and the reasonable expenses of liquidation;

            (b) Second, to the setting up of any reserves which the Manager(s) or the person required by law to wind up the Company's affairs may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company's business. Said reserves may, in the discretion of the Manager(s) or the person required by law to wind up the Company's affairs, be paid over to an escrow agent selected by them to be held by it as escrowee for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, to the expiration of such period as the Manager(s) shall deem advisable, to distribute the balance thereafter remaining as hereinafter provided in this section; and

            (c) Third, to the Members owning Ordinary Units, pro rata based on the number of Ordinary Units owned by each Member.

                                   SECTION XII

                          MEMBER AND MANAGER ACTIVITIES

      The provisions of Section 14-11-307 of the Act, addressing "conflicting interest transactions," shall not apply to any Member, Manager, or Officer, or any Affiliate of any Member, Manager or Officer and the activities of any Member, Manager, or Officer with respect to any activities shall be subject to the limitations and obligations set forth in this Agreement.

Any Member, Manager, or Officer, and any Affiliate of such Member, Manager, or Officer, including any shareholder, officer, director or employee thereof may, notwithstanding the existence of this Agreement, engage in or possess an interest in any other business or venture of every nature and description, independently or with others including, but not limited to, the ownership, financing, leasing, operation, management, brokerage and development of real property, whether the same be competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or any party hereto. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent the Manager(s), Officer, Affiliate, or any Member from engaging in such activities, or require the Manager(s) to permit the Company or any Member to participate in any such activities and as a material part of the consideration for a Manager's employment hereunder and admission of each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation. Neither the Company nor any Manager(s) or Member shall have the right to the income of proceeds derived from any party's other business interest, even if that business interest is competitive with the Company business and such business interest shall not be deemed wrongful or improper. Notwithstanding the foregoing, any transaction with any affiliate shall be at arms-length and require the payment of consideration at fair value for any property exchanged or services provided.

                                  SECTION XIII

                             RECORDS AND ACCOUNTING

      13.1 Books of Account.

      The Manager(s) shall keep or cause to be kept complete and true books of account of the Company in accordance with the accounting method followed by the Company for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied on a consistent basis, which shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. Such books of account, records and documents of the Company shall be kept at the principal place of business of the Company and each Member and his authorized representatives shall have at all times, during normal business hours and upon reasonable notice, free access to and the right to inspect and copy, at his expense, such books of account.

      13.2 Financial Reports.

            (a) As soon as practicable after the close of each fiscal year, but in no event later than 75 days after the close of any such year, the Manager(s) shall deliver to each Member an annual financial unaudited report of the Company for such Fiscal Year, including a balance sheet, a profit and loss statement and a statement showing distributions to the Members and allocations to the Members of Company Profits or Company Losses, and such other information as is reasonably available to the Company which may be helpful in determining the amount of taxable income to be included by each Member in his federal, state and local income tax returns for such year. Such annual statement shall also be provided to any person who was a Member at any time during the year covered by such annual statements.

            (b) The Manager(s) shall cause the Company's accountants to prepare or review the federal, state and local tax returns of the Company for each fiscal year and shall timely file such returns and such returns shall be completed on the method of tax accounting deemed appropriate by the Manager(s) in accordance with Section 13.5.

            (c) Manager shall provide to the Members on a monthly basis, copies of all monthly financial and operating statements produced by Manager or any entity providing property management services to the Company, together with a copy of any management reports from time to time provided by such management company in connection with the business of the Company. The Manager shall, in addition, cause to be provided to the Members copies of all reports, including, but without limitation, any and all financial reports provided by the Company to any lender holding any security interest in the Property. Manager shall consult with the Members regarding annual budgets, capital improvement plans and marketing plans. Such consultation shall not provide the Members any rights to modify or amend such matters.

      13.3 Fiscal Year.

      The fiscal year of the Company for both reporting and federal income tax purposes shall begin with the 1st day of January and end on the 31st day of December in each calendar year.

      13.4 Banking.

      The funds of the Company shall be deposited in such bank or banks as the Manager(s) shall deem appropriate. Such funds shall be withdrawn only by the Manager(s) or his (their) duly authorized agents. All deposits and other funds not needed in the operations of the business of the Company may be deposited in interest-bearing accounts or invested in short-term United States Government or other governmental (state or local) obligations or in certificates of deposit, master notes or other evidences of indebtedness or "Money-Market" Funds.

      13.5 Accounting Decisions and Tax Elections.

      All decisions as to accounting matters and tax elections, except as specifically provided to the contrary herein, required or permitted to be made by the Company shall be made by the Manager(s) in his (their) sole discretion. Such decisions may be based on the advice of the Company's accountants, upon which the Manager(s) may rely.

                                   SECTION XIV

                                POWER OF ATTORNEY

      14.1 Appointment.

            (a) Each Member hereby makes, constitutes and appoints the Manager(s), and any successor Manager(s), and the Officers, with full power of substitution and re-substitution, his or its true and lawful attorney-in-fact for him and in his name, place and stead and for his use and benefit, from time to time:

                  (i) To amend this Agreement in order to bring the Agreement in compliance with or to conform to any of the requirements of any lender to the Company;

                  (ii) To file and record this Agreement and any separate Articles or amended Articles which is required to be filed or which the Manager(s) deems it advisable to file;

                  (iii) To make, file and record, all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect or effect, as the case may be,

                        (A) a change of the name or the location of the
                  principal place of business of the Company;

                        (B) a transfer or acquisition of any Interest by a
                  Member in any manner permitted by this Agreement;

                        (C) a person becoming a substituted Member of the
                  Company as permitted by this Agreement;

                        (D) a change in any provision of this Agreement effected
                  by the exercise by any person of any right or rights hereunder; or

                        (E) a dissolution of the Company pursuant to this
                  Agreement;

                  (iv) To make such certificates, instruments and documents as may be required by, or may be appropriate under Georgia or Oregon law in connection with the use of the name of the Company by the Company;

                  (v) To make such certificates, instruments and documents as such Member may be required, or as may be appropriate for such Member to make, by Georgia or Oregon law to reflect:

                        (A) a change of name or address of such Member;

                        (B) any changes in or amendments of this Agreement, or
                  pertaining to the Company, of any kind referred to in this Section; or

                        (C) any other changes in or amendments of this Agreement
                  in
                  accordance with Section 15.1 hereof;

                  (vi) To make, file and record amendments of this Agreement to comply with any requirements of the Act, or the regulations promulgated thereunder, provided the same does not materially adversely affect the rights of the Members;

                  (vii) To make, file and record any documents which may be required in connection with borrowings by the Company, including, without limitation, documents required by financial institutions, and including correction of or insertions to any document executed by a Member;

                  (viii) To make, file and record any documents which may be required in connection with any filings with federal or state securities commissions or other federal or state authorities; and

                  (ix) To make, file and record any instrument which the Manager(s) deems to be in the best interests of the Company to file and which is not inconsistent with the provisions of this Agreement.

            (b) Each of the agreements, certificates, instruments and documents made pursuant to Section 14.1(a) shall be in such form as the Manager(s) and counsel for the Company shall deem appropriate. The powers conferred by this Section to make agreements, certificates, instruments and documents, shall be deemed to include without limitation the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record or publish the same.

            (c) Each Member authorizes the Manager(s) as such attorney-in-fact to take any further action which such Manager(s) shall consider necessary or advisable in connection with any action taken pursuant to this Section 14.1 hereby giving such Manager(s) as such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about any action taken pursuant to this Section 14.1 as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that the Manager(s) as such attorney-in-fact shall lawfully do or cause to be done by virtue of this Section 14.1, provided, however, that the power and authority granted in this Section XIV shall not include the power or authority to vote on behalf of a Member if it is granted by this Agreement or by the Act and is not otherwise precluded by this Agreement. Notwithstanding any provision contained in Section XIV, the Manager(s) shall not exercise the power of attorney in any manner inconsistent with the provisions of this Agreement.

      14.2 Irrevocability and Manner of Exercise.

      The power of attorney granted pursuant to Section 14.1:

            (a) is a special power of attorney coupled with an interest and is irrevocable;

            (b) may be exercised by a Manager(s) as such attorney-in-fact, by listing all of the Members executing any agreement, certificate, instrument or document with the single signature of such Manager(s) acting as attorney-in-fact for all of them;

            (c) shall survive the transfer by a Member of the whole or a portion of his Interest, except that where the purchaser, transferee, or assignee thereof with the consent of the Manager(s) is admitted as a substituted Member, the power of attorney shall survive the transfer for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and swear to and file any such agreement, certificate, instrument or document necessary to effect such substitution; and

            (d) shall, to the extent permitted under the laws of the domicile of such Member, survive the death, incapacity or incompetency of the Member.

                                   SECTION XV

                               GENERAL PROVISIONS

      15.1 Amendments.

            (a) Amendments may be made to this Agreement from time to time by the Manager(s) without the consent of the Members:

                  (i) to add to the representations, duties, or obligations of the Manager(s);

                  (ii) to cure or supplement any provision hereunder which may be inconsistent with any other provision hereunder;

                  (iii) to delete or add any provision to this Agreement required or requested to be so deleted or added by the Internal Revenue Service, staff of the Securities and Exchange Commission, or any other Federal Agency or by any state "Blue Sky" Commissioner or similar such official, or any lender (other than the Manager(s) or an Affiliate thereof) or surety even though such deletion or addition may adversely affect rights of Members (but no change in the rights of Members to profits, losses or cash distributions or to make Capital Contributions shall be made without the consent of all Members);

                  (iv) to modify the allocation provisions in Sections II and IV to comply with Final Regulations subsequently issued by the Treasury Department. The intent of such change will be to conform as closely as practical with the present provisions Sections II and IV;

            (b) Notwithstanding any provisions of the preceding paragraphs to the contrary (and except as is expressly permitted by Section 14.1(a)(i) and Section
15.1 (a)), this Agreement may not be amended or modified without the prior written consent of all the Members.

            (c) If this Agreement shall be amended as a result of adding or substituting a Member, the amendment to this Agreement shall be signed by all Manager(s) and by the person to be substituted or added (or his attorney-in-fact) and, if a Member is to be substituted, by the assigning Member or his attorney-in-fact. If this Agreement shall be amended to reflect the designation of an additional or successor Manager(s), such amendment shall be signed by all Manager(s) and by such additional or successor Manager(s). If this Agreement shall be amended to reflect the withdrawal of a Manager(s) and the business of the Company is continued, such amendment shall be signed by the remaining or successor Manager(s).

            (d) In making any amendments, the Manager(s) shall prepare all required documentation and make all official filings and publications as are required by his (their) undertakings and the other persons affected by such amendment shall cooperate with the Manager(s) to the extent reasonably necessary to enable the Manager(s) to meet his (their) obligations.

      15.2 Complete Agreement.

      This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth in this Agreement.

      15.3 Meetings and Voting.

      All decisions and actions of the Company may be taken by the Members entitled to participate therein by submitting notices to the Members entitled to participate in such decisions or actions and obtaining the written consent of the requisite number of percentage of Members. There shall be no meetings of the Company, except pursuant to Section 15.3 hereof.

      15.4 Notices.

      Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered and given for all purposes (a) if delivered personally to the party or to an officer of the party to whom the same is directed, or (b) whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, addressed: (i) if to a Manager(s), to his address set forth in Section 1.5 or to such other address as the Manager(s) may from time to time specify by written notice to the Members, and (ii) if to a Member, at such Member's address set forth on the signature pages hereto, or to such other address as such Member may from time to time specify by written notice to the Manager(s). Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or on the date that is three (3) business days after the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed, and sent as aforesaid. Any such notice may at any time be waived by the person entitled to receive such notice.

      15.5 Counterparts.

      This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart, except that no counterpart shall be binding unless signed by all Manager(s).

      15.6 Section Headings.

      The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions hereof.

      15.7 Pronouns and Plurals.

      All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, or entity or entities, may require in the context, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa, whichever the context may require.

      15.8 Successors.

      Subject to the limits on transferability and assignability contained in this Agreement, each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the successors, heirs, and assigns of the respective parties hereto.

      15.9 Applicable Law.

      This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia and the Act, without regard to the choice of law principles thereof.

      15.10 Time of Essence and Number of Days.

      Time is of the essence in this Agreement. In computing the number of days (other than business days) for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a

Saturday, Sunday or holiday.

      15.11 Severability.

      Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

      15.12 Waiver of Action for Partition.

      Each of the Members irrevocably waives during the Term of the Company and during the period of its liquidation following any dissolution, any right that such Member may have to maintain any action for partition with respect to any of the assets of the Company.

      15.13 Interpretation.

      No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

      IN WITNESS WHEREOF, the undersigned, being the sole initial Member of the Company, has executed this Operating Agreement effective this 14th day of May, 1998.

                                       ORDINARY MEMBERSHIP INTERESTS:

                                       SERVICO, INC., a Florida corporation

                                       By: /s/David Buddemeyer
                                           -------------------------------------
                                           David A. Buddemeyer
                                           President and Chief Executive Officer

                                   EXHIBIT "A"

ORDINARY MEMBERS                    CAPITAL CONTRIBUTION          NO. OF UNITS
----------------                    --------------------          ------------

Servico, Inc.                             $_______                      100
1601 Belvedere Road
West Palm Beach, FL 33406

                                  SCHEDULE 1.10

                                   DEFINITIONS

      Defined terms used in this Agreement and not set forth in this Schedule
1.10 shall have the meanings set forth elsewhere in this Agreement, and all of such defined terms, wherever set forth, shall be equally applicable to both the singular and plural forms of the terms defined.

                                 * * * * * * * *

      "Affiliate" means with respect to a specified person, any person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

      "Agreement" means this Operating Agreement, as the same may be amended from time to time.

      "Articles" means the Articles of Organization of the Company, as duly filed, and as amended and restated or as otherwise amended from time to time as herein required, in accordance with the laws of the State of Georgia.

      "Asset Value" means (i) the fair market value of any asset contributed to the Company by any Member determined as of the time of contribution; (ii) the fair market value on the date of distribution of any asset distributed by the Company to any Member with respect to such Member's interest in the Company; and
(ii) the fair market value of all Company Property at the happening of any of the following events: (A) the admission of a Member to, or the increase of an interest of an existing Member in, the Company in exchange for a Capital Contribution; or (B) the liquidation of the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

      "Buyout Agreement" means that certain Purchase and Sale Agreement for Membership Interests of Atlanta-Hillsboro Lodging, L.L.C. dated as of May 15, 1998, between Servico and Impac, pursuant to which Servico agrees to sell, and Impac agrees to purchase, all of the issued and outstanding Membership Interests in the Company in the event the Merger Agreement is terminated or the mergers contemplated therein are not consummated by September 1, 1999.

      "Capital Account" means, in respect to any Member, the Capital Contribution of such Member as set forth in this Agreement, adjusted as set forth in Section II.

      "Capital Contribution" means, in respect to any Member, the money or the fair market value of property contributed or agreed to be contributed to the Company by such Member as shown in Exhibit "A" and shall include any additional Capital Contribution made pursuant to Sections 2.7.

      "Cause" means, (a) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an Affiliate, or (b) conviction for a felony or any other crime involving moral turpitude.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent laws.

      "Company" means the limited liability company known as "Atlanta-Hillsboro Lodging, L.L.C." formed pursuant to this Agreement and the Articles.

      "Company Profit" and "Company Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately shall be included in taxable income or loss); provided, however, that (a) income exempt from federal income tax shall be treated as taxable income, (b) expenditures described in Section 705(a)(2)(B) of the Code or treated as such expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income, (c) the difference between the adjusted basis for federal income tax purposes and Asset Value of Company property shall be treated as gain or loss upon the happening of an event described in clause (iii) of the definition of "Asset Value" herein, (d) gain or loss resulting from the disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of such Company property, (e) items specially allocated under Sections 2.3(a), 2.3(b) and 2.3(c), and 4.1(b)(i) and (iii) shall not be taken into account.

      "Fiscal Year" means the calendar year.

      "Impac" means Impac Hotel Group, L.L.C., a Georgia limited liability company.

      "Invested Capital" means, in respect to any Member, the amount of such Member's Capital Contribution less distributions of such Member's Capital Contribution made to such Member under Section 3.2(c) or (d), as the case may be.

      "Involuntary Withdrawal" or "Involuntarily Withdraws" means the removal of a Member or the removal and/or replacement of a Manager in accordance with the terms of this Agreement.

      "Majority" means 51%, by number, of the units or members, as the case may be, in connection with any vote or consent action required in connection with this Agreement.

      "Manager(s)" means, initially, Robert S. Cole, an individual, resident of the State of Georgia, and any substituted or additional Manager(s) appointed as such in accordance with the terms of this Agreement, who has not been so removed as a Manager(s) in accordance with such terms.

      "Members" means the persons executing this Agreement as Members and any persons subsequently admitted to the Company as substituted or additional Members; collectively, the Manager(s) and the Members, and, individually, any one of the Manager(s) and Members.

      "Membership Interest" means the interest of a Member in the capital, the profits, and/or the rights, along with the obligations, that are possessed by such Member as defined by the class and category of such interest, as defined by the terms of this Agreement. The Company may issue certificate representing the Membership Interests in the Company.

      "Merger Agreement" means that certain Agreement and Plan of Merger dated as of March 20, 1998, by and among Servico, Lodgian, Inc. (formerly known as Servico Hotel Group, Inc.), Impac, SHG-S Sub, Inc. and SHG-I Sub, L.L.C., as amended from time to time.

      "Nonrecourse Debt" means a Company liability with respect to which none of the Members has any personal liability as determined under Treasury Regulation ss. 1.752-1.

      "Officers" means Robert S. Cole, as President, Robert M. Flanders as Vice President, Secretary and Treasurer, and any other individual who is designated an officer of the Company by the Manager(s) or the President, and who is delegated authority to act on behalf of the Company in accordance with Section
5.3 of the Agreement.

      "Person" means any individual, partnership, corporation, limited liability company, trust, or other entity.

      "Project" means the full service hotel to be constructed in the City of Hillsboro, Washington County, Oregon, including the land, building, furniture, fixtures, equipment, and other tangible and intangible property used in or relating to the ownership and operation of the hotel.

      "Representative" means the executor, administrator, guardian, trustee, or other personal representative of a Member.

      "Servico" means Servico, Inc., a Florida corporation.

      "Substituted Member" means any person admitted to the Membership as a Member pursuant to Section 9.6.

      "Term" means the period of time between the date the Company becomes effective and the date it ceases to be effective, unless earlier dissolved in accordance with the terms of this Agreement.

      "Transfer" means any sale, assignment, gift, pledge, or other disposition, whether voluntary or by operation of law, of a Membership Interest.

      "Voluntary Withdrawal" or "Voluntarily Withdraws" means the resignation or withdrawal of a Member or a Manager other than an Involuntary Withdrawal.